Walmart reports second quarter results

•Revenue growth of 4.8%, up 5.6% in constant currency (cc)[1]
•Operating income decreased 8.2%, up 0.4% adjusted (cc)[1]
•eCommerce up 25% globally
•GAAP EPS of $0.88; Adjusted EPS[1] of $0.68
•Company issues guidance for Q3; raises net sales and EPS outlook for FY26

“

BENTONVILLE, Ark., August 21, 2025 – Walmart Inc. (NYSE: WMT) announces second-quarter results with strong growth in revenue for each business segment. Globally, eCommerce grew 25% with digital mix up across all segments. Walmart U.S. comp sales[2] up 4.6% with strong growth in grocery and health & wellness. Looking ahead, the Company issues guidance for the third quarter with net sales expected to increase 3.75% to 4.75% and operating income to increase 3.0% to 6.0%, both in constant currency (“cc”).[1] The Company raises outlook for net sales growth to 3.75% to 4.75% and adjusted EPS[1] to $2.52 to $2.62 for fiscal year 2026. Adjusted operating income[1] guidance remains unchanged from at 3.5% to 5.5%.

The top-line momentum we have in our business comes from how we’re innovating and executing. Connecting with our customers and members through digital experiences is helping to drive our business, and the way we’re deploying AI will make these experiences even better. We’re people-led and tech-powered, and I love how our associates continue to drive change and results for our company.”
Doug McMillon
President and CEO, Walmart

Second Quarter Highlights

•Revenue of $177.4 billion, up 4.8%, or 5.6% (cc)[1]
•Global eCommerce sales grew 25%, led by store-fulfilled pickup & delivery and marketplace
•Global advertising business[3] grew 46%, including VIZIO; Walmart Connect in the U.S. up 31%
•Membership and other income up 5.4%, including 15.3% growth in membership income globally
•Gross margin rate up 4 bps, led by Walmart U.S.
•Operating income decreased $0.7 billion, or 8.2%, affected by discrete legal & restructuring costs; adjusted up 0.4% (cc)[1] due to strong sales and continued execution on our financial framework; growth also affected ~560 bps from higher self-insured general liability claims expense
•Adjusted EPS[1] of $0.68 excludes the effect, net of tax, of a net gain of $0.26 on equity and other investments, $0.05 from charges related to certain legal matters, and $0.01 from business restructuring charges
•ROA at 8.3%; ROI[1] at 15.1%

[1] See additional information at the end of this release regarding non-GAAP financial measures.
[2] Comp sales for the 13-week period ended August 1, 2025 compared to the 13-week period ended July 26, 2024 and excludes fuel. See Supplemental Financial Information for additional information.
[3] Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
“cc” - constant currency

Key Financial Metrics Dollars in billions, except per share data. Dollar and percentage changes may not recalculate due to rounding. Charts may not be to scale.

Total revenues

+4.8%
+5.6%
$169.3
$177.4
$169.3
$178.9
Q2 FY25
Q2 FY26
Reported
Q2 FY25
Q2 FY26
(cc)[1]

Operating income

(8.2%)
+0.4%
$7.9
$7.3
$7.9
$8.0
Q2 FY25
Q2 FY26
Reported
Q2 FY25
Q2 FY26
Adjusted (cc)[1]

Gross profit rate

+4 bps
24.4%
24.5%
Q2 FY25
Q2 FY26

Earnings per share (EPS)

+57.1%
+1.5%
$0.56
$0.88
$0.67
$0.68
Q2 FY25
Q2 FY26
Reported
Q2 FY25
Q2 FY26
Adjusted[1]

Balance Sheet and Liquidity

•Cash and cash equivalents of $9.4 billion
•Total debt of $50.3 billion[2]
•Operating cash flow of $18.4 billion, an increase of $2.0 billion
•Free cash flow[1] of $6.9 billion, an increase of $1.1 billion
•Repurchased 67.4 million shares YTD, or $6.2 billion[3]
•Inventory of $57.7 billion, an increase of $2.1 billion, or 3.8%
[1] See additional information at the end of this release regarding non-GAAP financial measures.
[2] Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long-term debt and long-term finance lease obligations.
[3] $5.9 billion remaining of $20 billion authorization approved in November 2022.
       cc - constant currency

Business Highlights and Strategic Initiatives Dollars in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.

Walmart U.S.	Q2 FY26	Q2 FY25	Change
Net sales	$120.9	$115.3	$5.6	4.8%
Comp sales (ex. fuel)[2]	4.6%	4.2%	NP	NP
Transactions	1.5%	3.6%	NP	NP
Average ticket	3.1%	0.6%	NP	NP
eCommerce contribution to comp	~420 bps	~300 bps	NP	NP
Operating income	$6.7	$6.6	$0.1	2.0%

Walmart U.S.
•Strong sales growth reflects share gains across key categories; customers are responding to the increased convenience of eCommerce/omnichannel offerings as well as more Rollbacks in pricing
•eCommerce sales accelerated with 26% growth reflecting strength in store-fulfilled delivery, advertising and marketplace; sales through store-fulfilled delivery channels grew nearly 50%, with ~1/3rd of orders expedited
•Momentum in advertising continued, including a 31% increase in Walmart Connect sales (ex-VIZIO)
•Gross profit rate increased 26 bps; membership income up double-digits; operating expense deleveraged 43 bps
•Operating income up 2.0% reflects strong inventory management and improved eCommerce economics, aided by continued improvement in business mix; largely offset by 620 bps headwind from increased self-insured general liability claims expense
•Inventory increased 2.2% while maintaining healthy in-stock levels

Walmart International	Q2 FY26	Q2 FY25	Change
Net sales	$31.2	$29.6	$1.6	5.5%
Net sales (cc)[1]	$32.7	$29.6	$3.1	10.5%
Operating income	$1.2	$1.4	$(0.1)	(9.8%)
Operating income (cc)[1]	$1.3	$1.4	$0.0	(2.8%)

Walmart International
•Growth in net sales (cc)1 led by China, Walmex, and Flipkart; transaction counts & unit volumes up across markets
•Continued strength in food & consumables and general merchandise
•eCommerce sales up 22%, led by store-fulfilled pickup & delivery and marketplace; digital mix up across markets
•Advertising business3 grew 15%, led by Flipkart
•Operating income (cc)1 decline affected by strategic growth investments in India, Canada and Mexico
•Currency rate fluctuations negatively affected sales by $1.5 billion and operating income by $0.1 billion

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 See Supplemental Financial Information for additional information.
3 Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
NP - Not provided
cc - constant currency

Sam’s Club U.S.	Q2 FY26	Q2 FY25	Change
Net sales	$23.6	$22.9	$0.8	3.4%
Net sales (ex. fuel)	$21.2	$20.0	$1.2	6.0%
Comp sales (ex. fuel)[1]	5.9%	5.2%	NP	NP
Transactions	3.9%	6.1%	NP	NP
Average ticket	2.0%	-0.8%	NP	NP
eCommerce contribution to comp	~350 bps	~230 bps	NP	NP
Operating income	$0.5	$0.6	$(0.1)	(15.8%)
Adjusted operating income[2]	$0.6	$0.6	$0.0	(2.1%)

Sam’s Club U.S.
•Sales strength led by grocery and health & wellness; continued growth in general merchandise sales
•Comp sales momentum driven by higher units; continued strength in transactions
•eCommerce sales up 26% with continued strong growth in club-fulfilled pickup & delivery
•Membership income grew 7.6% with steady growth in member counts, renewal rates, and Plus members
•Operating income negatively affected by $80 million from strategic supply chain reorganization charges
•Adjusted operating income2 growth negatively affected by ~710 bps from higher general liability claims expense

1 See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.
NP - Not provided

Guidance

The following forward-looking statements reflect the Company’s expectations as of August 21, 2025, and are subject to substantial uncertainty. The Company’s results may be materially affected by many factors, such as fluctuations in foreign currency exchange rates, changes in global economic and geopolitical conditions, tariff and trade policies, customer demand and spending, inflation, interest rates, world events, expenses pertaining to general liability claims, for which we self-insure, and the various other factors detailed in this release, including those set forth below under the heading Forward-looking statements. Additionally, guidance is provided on a non-GAAP basis as the Company cannot predict certain elements that are included in reported GAAP results, such as the changes in fair value of the Company’s equity and other investments. Growth rates reflect an adjusted basis for prior year results.

Third quarter

The Company’s third quarter fiscal 2026 guidance is based on the following Q3 FY25 figures: Net sales: $168.0 billion, operating income: $6.7 billion, and adjusted EPS[1]: $0.58.

Consolidated metric	Q3 FY26
Net sales (cc)	Increase 3.75% to 4.75% •Including approximately 20 bps tailwind from acquisition of VIZIO
Operating income (cc)	Increase 3.0% to 6.0% •Including approximately 140 bps headwind from acquisition of VIZIO
Adjusted EPS	$0.58 to $0.60

Fiscal year 2026

The Company’s fiscal year guidance is based on the following FY25 figures: Net sales: $674.5 billion, adjusted operating income[1]: $29.5 billion, and adjusted EPS[1]: $2.51.

Consolidated metric	Original from 2.20.2025	As of 5.15.2025	As of 8.21.2025
Net sales (cc)	Increase 3.0% to 4.0% •Including approximately 20 bps headwind from lapping leap year •Including approximately 20 bps tailwind from acquisition of VIZIO	Unchanged	Increase 3.75% to 4.75%
Adj. operating income (cc)	Increase 3.5% to 5.5% •Including approximately 70 bps headwind from lapping leap year •Including approximately 80 bps headwind from acquisition of VIZIO	Unchanged	Unchanged
Interest, net	Increase approximately $100M to $200M	Unchanged	Unchanged
Effective tax rate	Approximately 23.5% to 24.5%	Unchanged	Unchanged
Non-controlling interest	Relatively flat	Unchanged	Unchanged
Adjusted EPS	$2.50 to $2.60, including approximately $0.05 headwind from currency	Unchanged	$2.52 to $2.62, including $0.02 to $0.03 headwind from currency
Capital expenditures	Approximately 3.0% to 3.5% of net sales	Unchanged	Unchanged
[1] For relevant non-GAAP reconciliations, see Q3 FY25 and Q4 FY25 earnings releases furnished on Form 8-K on November 19, 2024 and February 20, 2025, respectively. cc - constant currency

About Walmart
Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 270 million customers and members visit more than 10,750 stores and numerous eCommerce websites in 19 countries. With fiscal year 2025 revenue of $681 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Investor Relations contact: Steph Wissink – ir@walmart.com
Media Relations contact: Molly Blakeman – (800) 331-0085

Forward-looking statements

This release and related management commentary contains statements that may be "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Statements of our guidance, projections, estimates, expectations, plans, and objectives for the second quarter and remainder of fiscal 2026 in this release and related management commentary are forward-looking statements. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. These forward-looking statements can be identified by their use of words or phrases such as “anticipate,” “could,” “could be,” “believe,” “expect,” “forecast,” “plan,” “projected,” “will be” “will improve,” variations of such words or phrases or similar words and phrases denoting anticipated or expected occurrences or results. The forward-looking statements that we make are based on our knowledge of our business and our operating environment and assumptions that we believe to be or will believe to be reasonable when such forward-looking statements were or are made. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: the impact of pandemics on our business and the global economy; economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions; our ability to successfully integrate acquired businesses, including within the eCommerce space; changes in the trading prices of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average ticket in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; trends in consumer shopping habits around the world and in the markets in which we operate; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; transportation, energy and utility costs; commodity prices and the price of gasoline and diesel fuel; supply chain disruptions and disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; expenses pertaining to general liability claims, for which we self-insure, and insurance costs; consumer enrollment in health and drug insurance programs and such programs’ reimbursement rates and drug formularies; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events and catastrophic events; and changes in generally accepted accounting principles in the United States.
Our most recent annual report on Form 10-K and subsequent quarterly report filed with the SEC discusses other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made in the release are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
This release and related management commentary references certain non-GAAP measures as defined under SEC rules, including net sales and operating income on a constant currency basis, adjusted operating income, free cash flow, and return on investment. Information about the non-GAAP measures as required by Regulation G and Item 10(e) of Regulation S-K regarding non-GAAP measures for the applicable periods can be found in our previously filed reports on Form 10-K and earnings releases filed via Form 8-K with the SEC, which are available at stock.walmart.com.

Walmart Inc. Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
	July 31,			July 31,
(Amounts in millions, except per share data)	2025	2024	Percent Change	2025	2024	Percent Change
Revenues:
Net sales	$175,750	$167,767	4.8%	$339,731	$327,705	3.7%
Membership and other income	1,652	1,568	5.4%	3,280	3,138	4.5%
Total revenues	177,402	169,335	4.8%	343,011	330,843	3.7%
Costs and expenses:
Cost of sales	132,771	126,810	4.7%	257,074	248,241	3.6%
Operating, selling, general and administrative expenses	37,345	34,585	8.0%	71,516	67,821	5.4%
Operating income	7,286	7,940	(8.2%)	14,421	14,781	(2.4%)
Interest:
Debt	651	557	16.9%	1,170	1,154	1.4%
Finance lease	118	122	(3.3%)	236	239	(1.3%)
Interest income	(94)	(114)	(17.5%)	(187)	(228)	(18.0%)
Interest, net	675	565	19.5%	1,219	1,165	4.6%
Other (gains) and losses	(2,708)	1,162	NM	(2,111)	368	NM
Income before income taxes	9,319	6,213	50.0%	15,313	13,248	15.6%
Provision for income taxes	2,168	1,502	44.3%	3,523	3,230	9.1%
Consolidated net income	7,151	4,711	51.8%	11,790	10,018	17.7%
Consolidated net income attributable to noncontrolling interest	(125)	(210)	(40.5%)	(277)	(413)	(32.9%)
Consolidated net income attributable to Walmart	$7,026	$4,501	56.1%	$11,513	$9,605	19.9%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.88	$0.56	57.1%	$1.44	$1.19	21.0%
Diluted net income per common share attributable to Walmart	$0.88	$0.56	57.1%	$1.43	$1.19	20.2%

Weighted-average common shares outstanding:
Basic	7,978	8,044		7,994	8,048
Diluted	8,016	8,081		8,033	8,082

Dividends declared per common share	$—	$—		$0.94	$0.83

NM: Not Meaningful

Walmart Inc. Condensed Consolidated Balance Sheets (Unaudited)

	July 31,	January 31,	July 31,
(Amounts in millions)	2025	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$9,431	$9,037	$8,811
Receivables, net	10,518	9,975	8,650
Inventories	57,729	56,435	55,611
Prepaid expenses and other	4,355	4,011	3,438
Total current assets	82,033	79,458	76,510

Property and equipment, net	125,476	119,993	113,818
Operating lease right-of-use assets	13,953	13,599	13,579
Finance lease right-of-use assets, net	6,128	6,112	6,341
Goodwill	29,060	28,792	27,930
Other long-term assets	14,187	12,869	16,262
Total assets	$270,837	$260,823	$254,440

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$3,837	$3,068	$3,195
Accounts payable	60,086	58,666	56,716
Dividends payable	3,783	—	3,343
Accrued liabilities	28,821	29,345	27,656
Accrued income taxes	620	608	576
Long-term debt due within one year	4,011	2,598	1,495
Operating lease obligations due within one year	1,580	1,499	1,493
Finance lease obligations due within one year	828	800	786
Total current liabilities	103,566	96,584	95,260

Long-term debt	35,640	33,401	35,364
Long-term operating lease obligations	13,171	12,825	12,811
Long-term finance lease obligations	5,947	5,923	6,161
Deferred income taxes and other	15,656	14,398	14,072

Commitments and contingencies

Redeemable noncontrolling interest	307	271	207

Shareholders’ equity:
Common stock	797	802	803
Capital in excess of par value	5,718	5,503	5,010
Retained earnings	96,328	98,313	90,788
Accumulated other comprehensive loss	(12,733)	(13,605)	(12,178)
Total Walmart shareholders’ equity	90,110	91,013	84,423
Nonredeemable noncontrolling interest	6,440	6,408	6,142
Total shareholders’ equity	96,550	97,421	90,565
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$270,837	$260,823	$254,440

Walmart Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	July 31,
(Amounts in millions)	2025	2024
Cash flows from operating activities:
Consolidated net income	$11,790	$10,018
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	6,856	6,339
Investment (gains) and losses, net	(2,066)	519
Deferred income taxes	1,551	(244)
Other operating activities	1,370	866
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	(405)	80
Inventories	(659)	(1,234)
Accounts payable	1,302	1,166
Accrued liabilities	(1,453)	(1,410)
Accrued income taxes	66	257
Net cash provided by operating activities	18,352	16,357

Cash flows from investing activities:
Payments for property and equipment	(11,409)	(10,507)
Proceeds from the disposal of property and equipment	41	292
Proceeds from disposal of certain strategic investments	775	149
Other investing activities	(606)	(62)
Net cash used in investing activities	(11,199)	(10,128)

Cash flows from financing activities:
Net change in short-term borrowings	759	2,315
Proceeds from issuance of long-term debt	3,983	—
Repayments of long-term debt	(875)	(2,817)
Dividends paid	(3,755)	(3,336)
Purchase of Company stock	(6,200)	(2,072)
Other financing activities	(905)	(1,035)
Net cash used in financing activities	(6,993)	(6,945)

Effect of exchange rates on cash, cash equivalents and restricted cash	181	(340)

Net increase (decrease) in cash, cash equivalents and restricted cash	341	(1,056)
Cash, cash equivalents and restricted cash at beginning of year	9,536	9,935
Cash, cash equivalents and restricted cash at end of period	$9,877	$8,879

Walmart Inc. Supplemental Financial Information (Unaudited)

Segment information	Three Months Ended					Six Months Ended
	July 31,					July 31,
(dollars in millions)	2025		2024			2025		2024
Walmart U.S.	$	% of Net Sales[1]	$	% of Net Sales[1]	% Chg	$	% of Net Sales[1]	$	% of Net Sales[1]	% Chg
Net sales	$120,911	NP	$115,347	NP	4.8%	$233,074	NP	$224,017	NP	4.0%
Membership and other income[2]	649	NP	604	NP	7.5%	1,285	NP	1,217	NP	5.6%
Gross profit[3]	33,674	27.9%	31,827	27.6%	5.8%	64,485	27.7%	61,402	27.4%	5.0%
Operating expenses[3]	27,603	22.8%	25,840	22.4%	6.8%	53,345	22.9%	50,696	22.6%	5.2%
Operating income	6,720	5.6%	$6,591	5.7%	2.0%	$12,425	5.3%	$11,923	5.3%	4.2%
Adjusted operating income[4]	6,720	5.6%	$6,591	5.7%	2.0%	$12,425	5.3%	$12,053	5.4%	3.1%

Walmart International
Net sales	$31,201	NP	$29,567	NP	5.5%	$60,955	NP	$59,400	NP	2.6%
Membership and other income[2]	381	NP	371	NP	2.7%	760	NP	755	NP	0.7%
Gross profit[3]	6,729	21.6%	6,615	22.4%	1.7%	13,019	21.4%	13,120	22.1%	(0.8%)
Operating expenses[3]	5,883	18.9%	5,626	19.0%	4.6%	11,288	18.5%	10,982	18.5%	2.8%
Operating income	$1,227	3.9%	$1,360	4.6%	(9.8%)	$2,491	4.1%	$2,893	4.9%	(13.9%)

Sam’s Club U.S.
Net sales	$23,638	NP	$22,853	NP	3.4%	$45,702	NP	$44,288	NP	3.2%
Membership and other income[2]	617	NP	579	NP	6.6%	1,224	NP	1,140	NP	7.4%
Gross profit[3]	2,576	10.9%	2,515	11.0%	2.4%	5,153	11.3%	4,942	11.2%	4.3%
Operating expenses[3]	2,704	11.4%	2,513	11.0%	7.6%	5,202	11.4%	4,886	11.0%	6.5%
Operating income	$489	2.1%	$581	2.5%	(15.8%)	$1,175	2.6%	$1,196	2.7%	(1.8%)
Adjusted operating income[4]	$569	2.4%	$581	2.5%	(2.1%)	$1,255	2.7%	$1,196	2.7%	4.9%

Corporate and support
Membership and other income[2]	$5	NP	$14	NP	(64.3%)	$11	NP	$26	NP	(57.7%)
Operating expenses[3]	1,155	0.7%	606	0.4%	90.6%	1,681	0.5%	1,257	0.4%	33.7%
Operating loss	$(1,150)	(0.7%)	$(592)	(0.4%)	94.3%	$(1,670)	(0.5%)	$(1,231)	(0.4%)	35.7%

Consolidated
Net sales	$175,750	NP	$167,767	NP	4.8%	$339,731	NP	$327,705	NP	3.7%
Membership and other income[2]	1,652	NP	1,568	NP	5.4%	3,280	NP	3,138	NP	4.5%
Gross profit[3]	42,979	24.5%	40,957	24.4%	4.9%	82,657	24.3%	79,464	24.2%	4.0%
Operating expenses[3]	37,345	21.2%	34,585	20.6%	8.0%	71,516	21.1%	67,821	20.7%	5.4%
Operating income	$7,286	4.1%	$7,940	4.7%	(8.2%)	$14,421	4.2%	$14,781	4.5%	(2.4%)
Adjusted operating income[4]	$7,876	4.5%	$7,940	4.7%	(0.8%)	$15,011	4.4%	$15,036	4.6%	(0.2%)
1 Corporate and support shown as percentage of consolidated net sales.
2 Membership and other income includes membership fees and other items such as rental and tenant income, recycling income, gift card breakage income, as well as other income from corporate campus facilities.
3 Gross profit defined as net sales less cost of sales. Operating expenses refers to operating, selling, general and administrative expenses.
4 See additional information at the end of the release regarding non-GAAP financial measures.
NP - Not provided

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	8/1/2025	7/26/2024	8/1/2025	7/26/2024	8/1/2025	7/26/2024
Walmart U.S.	4.5%	4.2%	4.6%	4.2%	(0.1%)	0.0%
Sam’s Club U.S.	3.3%	4.6%	5.9%	5.2%	(2.6%)	(0.6%)
Total U.S.	4.3%	4.3%	4.8%	4.3%	(0.5%)	0.0%

Comparable sales is a metric that indicates the performance of our existing stores and clubs by measuring the change in sales for such stores and clubs, and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP. Walmart's definition of comparable sales includes sales from stores and clubs open for the previous 12 months, including remodels, relocations, expansions and conversions, as well as eCommerce sales. Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc. Reconciliations of and Other Information Regarding Non-GAAP Financial Measures (Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and six months ended July 31, 2025.

	Three Months Ended July 31, 2025				Six Months Ended July 31, 2025
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2025	Percent Change[1]	2025	Percent Change[1]	2025	Percent Change[1]	2025	Percent Change[1]
Total revenues:
As reported	$31,582	5.5%	$177,402	4.8%	$61,715	2.6%	$343,011	3.7%
Currency exchange rate fluctuations	1,478	N/A	1,478	N/A	3,895	N/A	3,895	N/A
Total revenues (cc)	$33,060	10.4%	$178,880	5.6%	$65,610	9.1%	$346,906	4.9%

Net sales:
As reported	$31,201	5.5%	$175,750	4.8%	$60,955	2.6%	$339,731	3.7%
Currency exchange rate fluctuations	1,466	N/A	1,466	N/A	3,858	N/A	3,858	N/A
Net sales (cc)	$32,667	10.5%	$177,216	5.6%	$64,813	9.1%	$343,589	4.8%

Operating income:
As reported	$1,227	(9.8%)	$7,286	(8.2%)	$2,491	(13.9%)	$14,421	(2.4%)
Currency exchange rate fluctuations	95	N/A	95	N/A	265	N/A	265	N/A
Operating income (cc)	$1,322	(2.8%)	$7,381	(7.0%)	$2,756	(4.7%)	$14,686	(0.6%)
1 Change versus prior year comparable period reported results.
N/A - Not applicable

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency, this means adjusted operating results without the impact of currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The table below reflects the calculation of adjusted operating income and adjusted operating income in constant currency for the three and six months ended July 31, 2025, and the calculation of adjusted operating income for the three and six months ended July 31, 2024.

	Three Months Ended July 31,
	Sam’s Club U.S.		Consolidated
(Dollars in millions)	2025	2024	2025	2024
Operating income:
Operating income, as reported	$489	$581	$7,286	$7,940
Certain legal matters[1]	—	—	440	—
Business reorganization charges[2]	80	—	150	$—
Adjusted operating income	$569	$581	$7,876	$7,940
Percent change[3]	(2.1%)	NP	(0.8%)	NP
Currency exchange rate fluctuations			95	—
Adjusted operating income (cc)			$7,971	$7,940
Percent change[3]			0.4%	NP

	Six Months Ended July 31,
	Walmart U.S.		Sam’s Club U.S.		Consolidated
(Dollars in millions)	2025	2024	2025	2024	2025	2024
Operating income:
Operating income, as reported	$12,425	$11,923	$1,175	$1,196	$14,421	$14,781
Certain legal matters[1]	—	—	—	—	440	—
Business reorganization charges[2]	—	130	80	—	150	255
Adjusted operating income	$12,425	$12,053	$1,255	$1,196	$15,011	$15,036
Percent change[3]	3.1%	NP	4.9%	NP	(0.2%)	NP
Currency exchange rate fluctuations					265	—
Adjusted operating income (cc)					$15,276	$15,036
Percent change[3]					1.6%	NP
1 Represents charges related to certain legal matters which were outside the normal course of our operations and recorded in Corporate and support.
2 Business reorganization charges for the three and six months ended July 31, 2025 primarily relate to expenses incurred in connection with strategic supply chain decisions made in the Sam’s Club U.S. segment, as well as incremental business reorganization charges recorded in Corporate and support. Business reorganization charges for the six months ended July 31, 2024 primarily relate to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.
3 Change versus prior year comparable period.
NP - Not provided
“cc” - constant currency

Free cash flow
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Net cash provided by operating activities was $18.4 billion for the six months ended July 31, 2025, which represents an increase of $2.0 billion when compared to the same period in the prior year. The increase was primarily due to timing of certain payments, lower cash tax payments and increased cash provided by operating income. Free cash flow for the six months ended July 31, 2025 was $6.9 billion, which represents an increase of $1.1 billion when compared to the same period in the prior year. The increase in free cash flow was due to the increase in net cash provided by operating activities described above, partially offset by an increase of $0.9 billion in capital expenditures to support our investment strategy.
Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Six Months Ended
	July 31,
(Dollars in millions)	2025	2024
Net cash provided by operating activities	$18,352	$16,357
Payments for property and equipment (capital expenditures)	(11,409)	(10,507)
Free cash flow	$6,943	$5,850

Net cash used in investing activities[1]	$(11,199)	$(10,128)
Net cash used in financing activities	(6,993)	(6,945)
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity and other investments each quarter because although the investments are strategic decisions for our retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity and other investments. Accordingly, management adjusts EPS each quarter for the unrealized and realized gains and losses related to those investments.
Tax impacts are calculated based on the nature of the item, including any realizable deductions, and statutory rates in effect for relevant jurisdictions. NCI impacts are based on the ownership percentages of our noncontrolling interests, where applicable.
We have calculated adjusted EPS for the three and six months ended July 31, 2025 by adjusting EPS for the following:
1.unrealized and realized gains and losses on our equity and other investments
2.charges related to certain legal matters which were outside the normal course of our operations and recorded in Corporate and support; and
3.business reorganization charges, primarily related to expenses incurred in connection with strategic supply chain decisions made in the Sam’s Club U.S. segment, as well as incremental business reorganization charges recorded in Corporate and support.

	Three Months Ended July 31, 2025[1]
Diluted earnings per share:
Reported EPS				$0.88

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$(0.33)	$0.07	$—	$(0.26)
Certain legal matters[3]	0.06	(0.01)	—	0.05
Business reorganization charges	0.02	(0.01)	—	0.01
Net adjustments				$(0.20)

Adjusted EPS				$0.68

	Six Months Ended July 31, 2025[1]
Diluted earnings per share:
Reported EPS				$1.43

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$(0.26)	$0.06	$—	$(0.20)
Certain legal matters[3]	0.06	(0.01)	—	0.05
Business reorganization charges	0.02	(0.01)	—	0.01
Net adjustments				$(0.14)

Adjusted EPS				$1.29
1 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding. Additionally, the individual components in the tables above may include immaterial rounding.
2 The reported effective tax rate was 23.3% and 23.0% for the three and six months ended July 31, 2025, respectively. Adjusted for the above items, the effective tax rate was 24.3% and 23.6% for the three and six months ended July 31, 2025.
3 Impact includes $440 million of costs recorded in operating, selling, general and administrative expenses and $75 million of costs recorded in interest, net.

As previously disclosed in our second quarter ended July 31, 2024 press release, we have calculated adjusted EPS for the three and six months ended July 31, 2024 for the following:
1.unrealized and realized gains and losses on our equity and other investments; and
2.business reorganization charges, primarily related to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.

	Three Months Ended July 31, 2024[1]
Diluted earnings per share:
Reported EPS				$0.56

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.14	$(0.03)	$—	$0.11

Adjusted EPS				$0.67

	Six Months Ended July 31, 2024[1]
Diluted earnings per share:
Reported EPS				$1.19

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.06	$—	$—	$0.06
Business reorganization charges	0.03	(0.01)	—	0.02
Net adjustments				$0.08

Adjusted EPS				$1.27
1 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding. Additionally, the individual components in the tables above may include immaterial rounding.
2 The reported effective tax rate was 24.2% and 24.4% for the three and six months ended July 31, 2024, respectively. Adjusted for the above items, the effective tax rate was 24.2% for both the three and six months ended July 31, 2024.

Return on investment
We include return on assets ("ROA") and return on investment (“ROI”) as metrics to assess our return on capital. ROA is the most directly comparable measure based on our financial statements presented in accordance with GAAP, while ROI is considered a non-GAAP financial measure. Management believes ROI is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in ROA, the most directly comparable GAAP financial measure. ROA is consolidated net income for the period divided by average total assets for the period. We define ROI as operating income plus interest income, depreciation and amortization, and rent expense for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and amortization, less average accounts payable and average accrued liabilities for that period. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI.
ROA was 8.3 percent and 6.4 percent for the trailing 12 months ended July 31, 2025 and 2024, respectively. The increase in ROA was primarily due to an increase in net income as a result of net increases in the fair value of our equity and other investments combined with higher operating income, offset by an increase in average total assets due to higher purchases of property and equipment. ROI was 15.1 percent for the trailing 12 months ended July 31, 2025 and 2024 as a result of increased operating income, primarily due to improvements in business performance, offset by an increase in average invested capital due to higher purchases of property and equipment.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

CALCULATION OF RETURN ON ASSETS

		Trailing Twelve Months Ended
		July 31,
(Dollars in millions)		2025	2024
Numerator
Consolidated net income		$21,929	$16,339
Denominator
Average total assets[1]		262,639	254,781
Return on assets (ROA)		8.3%	6.4%

CALCULATION OF RETURN ON INVESTMENT

		Trailing Twelve Months Ended
		July 31,
(Dollars in millions)		2025	2024
Numerator
Operating income		$28,988	$28,237
+ Interest income		442	519
+ Depreciation and amortization		13,491	12,440
+ Rent		2,374	2,306
ROI operating income		$45,295	$43,502

Denominator
Average total assets[1]		$262,639	$254,781
'+ Average accumulated depreciation and amortization[1]		124,255	118,077
'- Average accounts payable[1]		58,401	56,646
'- Average accrued liabilities[1]		28,239	28,448
Average invested capital		$300,254	$287,764
Return on investment (ROI)		15.1%	15.1%

	July 31,
Certain Balance Sheet Data	2025	2024	2023

Total assets	$270,837	$254,440	$255,121
Accumulated depreciation and amortization	128,234	120,275	115,878
Accounts payable	60,086	56,716	56,576
Accrued liabilities	28,821	27,656	29,239
1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.